September 28, 2021

Manager Directed Portfolios
615 East Michigan Street
Milwaukee, Wisconsin 53202
Re: Hood River International Opportunity Fund
Ladies and Gentlemen:
We have acted as your counsel in connection with the preparation of this Post-Effective Amendment No. 113 to the Registration Statement on Form N-1A (Registration Nos. 333-133691; 811-21897) (the “Registration Statement”) relating to the sale by you of an indefinite number of Institutional Shares, Investor Shares and Retirement Shares (collectively, the “Shares”) of beneficial interest, $0.01 par value, of the Hood River International Opportunity Fund (the “Fund”), a series of Manager Directed Portfolios (the “Trust”), in the manner set forth in the Registration Statement (and the prospectus of the Fund included therein).
We have examined: (a) the Registration Statement (and the prospectus of the Fund included therein); (b) the Trust’s Amended and Restated Agreement and Declaration of Trust and Amended and Restated By-Laws; (c) certain resolutions of the Trust’s Board of Trustees; and (d) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion. In conducting such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the original documents of all documents submitted to us as copies.
Based upon the foregoing, we are of the opinion that the Shares, when sold as contemplated in the Registration Statement, will be validly issued, fully paid and nonassessable.
For purposes of rendering this opinion, we have assumed that: (a) all offers and sales of the Shares will be conducted in accordance with the Registration Statement and in compliance with applicable prospectus delivery requirements and state securities laws; (b) the Shares will be issued in accordance with the Trust’s Amended and Restated Agreement and Declaration of Trust and Amended and Restated By-laws and resolutions of the Trust’s Board of Trustees relating to the creation, authorization and issuance of the Shares; and (c) the Shares will be issued and sold for consideration based upon their net asset value on the date of their respective issuances and all consideration for such Shares will actually be received by the Trust.

Manager Directed Portfolios
September 28, 2021
Page Two
The opinion expressed herein is limited to our review of the documents referenced above and the published laws in effect on the date hereof and is limited to the Delaware Statutory Trust Act (other than the conflict of law rules). We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of state securities or “blue sky” laws or any other laws.
We consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, however, we do not admit that we are experts or within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.
Very truly yours,
/s/ Godfrey & Kahn, S.C.
GODFREY & KAHN, S.C.